EXHIBIT 99.1

FOR:	AMREP Corporation

300 Alexander Park, Suite 204

Princeton, NJ 08540

CONTACT:	Peter M. Pizza

Vice President and Chief Financial Officer

(609) 716-8210

AMREP REPORTS FIRST QUARTER FISCAL 2015 RESULTS

Princeton, New Jersey, September 15, 2014 - AMREP Corporation (NYSE: AXR) today reported net income of $6,264,000, or $0.82 per share, for its fiscal 2015 first quarter ended July 31, 2014, compared to a net loss of $687,000, or $0.11 per share, for the first quarter of the prior fiscal year. The results for the first quarter of fiscal 2015 included (i) a non-cash pre-tax gain of $11,155,000 (approximately $7,028,000, or $0.92 per share after tax) resulting from a comprehensive settlement agreement with a significant customer and (ii) a non-cash impairment charge of $925,000 ($583,000 after tax, or $0.08 per share) reflecting the discontinuance of the development of certain software. Revenues were $17,928,000 in the first quarter of this fiscal year compared to $20,509,000 for the same period in the prior year.

Revenues from the Company’s Media Services businesses, which include Subscription Fulfillment Services, Newsstand Distribution Services and Product and Packaging Services and Staffing operations, decreased from $20,278,000 for the first quarter of 2014 to $17,516,000 for the same period of 2015 due primarily to the continuation of an industry trend of reduced subscription and newsstand magazine sales. Media Services’ operating expenses decreased from $17,728,000 for the first quarter of 2014 to $14,537,000 for the first quarter of 2015, primarily from lower payroll and benefit costs and other variable cost reductions.

Revenues from land sales at AMREP Southwest were $384,000 for the first quarter of 2015 compared to $228,000 for the same period of 2014. The average gross profit percentage on land sales increased from 17% for the first quarter of 2014 to 42% for the same period in 2015 due to a change in the mix of property sold. Revenues, average selling prices and related gross profits from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

AMREP Corporation's Media Services operations, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distribute magazines to wholesalers and provide subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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AMREP CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended July 31,
	2014	2013

Revenues	$17,928,000	$20,509,000

Net income (loss)	$6,264,000	$(687,000)

Earnings (loss) per share – Basic and Diluted	$0.82	$(0.11)

Weighted average number of common shares outstanding	7,599,000	6,374,000